Exhibit 99.1

FOR IMMEDIATE RELEASE

NEXMED REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

East Windsor, NJ, May 10, 2007 -- NexMed, Inc. (Nasdaq: NEXM), a developer of innovative transdermal products based on its proprietary NexACT® drug delivery technology, today announced financial results for the first quarter ended March 31, 2007.

For the three months ended March 31, 2007, the Company recorded revenue of $286,959, compared to revenue of $453,947 in the same period of 2006. The decrease in revenue in 2007 was primarily attributable to the method used to recognize revenue from the $4 million up-front payment received in 2005 from Novartis International Pharmaceutical Ltd. ("Novartis") under the licensing agreement for NM100060, NexMed’s nail lacquer treatment for onychomycosis. The Novartis agreement was amended in February 2007, such that, beginning with the first quarter of 2007, NexMed is recognizing the initial up-front payment and preclinical reimbursement revenue from this agreement based on a straight-line basis over the 18 month period ended June 30, 2008, rather than the cost-to-cost method over the 32-month period estimated to complete the remaining preclinical studies for NM100060. Accordingly, the Company recognized significantly more revenue in the first quarter of 2006 as the preclinical studies were initiated, because the high costs to initiate the preclinical studies in 2005 and early 2006 resulted in a larger portion of revenue recognized under the cost-to-cost method in 2006.

For the quarter ended March 31, 2007, the net loss applicable to common stock was $2,039,309, or $0.03 per basic and diluted share, compared to a net loss of $2,960,942 or $0.05 per basic and diluted share in 2006. The decrease in net loss applicable to common stock in the first quarter of 2007 was primarily attributable to the restructuring program initially implemented in December 2005 and completed in April 2006, whereby the Company significantly reduced its research and development project expenditures and staff, and reduced its overhead by consolidating facilities in 2006. The significant decrease in expenses in 2007 was partially offset by the decrease in revenue during the first quarter of 2007.

As of March 31, 2007, the Company had approximately $10.7 million in cash and short term investments and is operating at a monthly overhead burn rate of approximately $450,000.

Conference Call
NexMed’s 2007 first quarter conference call is scheduled for Friday, May 11, 2007 at 10:00 a.m. EST. At that time, management will review, among other things, 2007 first quarter financial results, developments with respect to the Phase 3 trials of its anti-fungal product partnered with Novartis, as well as the status of its other compounds in the pipeline. The Company filed its 10-Q for the quarter ended March 31, 2007 on May 10, 2007. The call can be accessed in the U.S. by dialing 877-407-9205 and outside of the U.S. by dialing 201-689-8054, and asking the conference operator for the NexMed Conference Call. The teleconference replay is available for one week by dialing in the U.S. 877-660-6853 and outside of the U.S. by dialing 201-612-7415. Replay pass codes 286 and 241513 are both required for playback. The conference call will also be Webcast live at URL http://www.vcall.com/IC/CEPage.asp?ID=116905. The Webcast replay will be available for three months.

About NexMed
NexMed, Inc. is an emerging drug developer that is leveraging its proprietary drug technology to develop a significant pipeline of innovative pharmaceutical products to address significant unmet medical needs. The Company is also working with various pharmaceutical companies to explore the incorporation of NexACT® into their existing drugs as a means of developing new patient-friendly transdermal products and extending patent lifespans and brand equity. For further information about the Company, go to www.nexmed.com.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to its ability to maintain reduced expenditures, enter into partnering agreements, pursue growth opportunities, and/or other factors, some of which are outside the control of the Company.
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Company Contact:	Investor Relations:
Mark Westgate, CFO	Paula Schwartz
NexMed, Inc.	Rx Communications Group, LLC
(609) 371-8123, ext: 159	(917) 322-2216
mwestgate@nexmed.com	pschwartz@rxir.com